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                   AMENDMENT TO FUND PARTICIPATION AGREEMENT
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     This amendment (this "Amendment"), dated as of October 15, 1999, to a Fund
Participation Agreement effective July 12, 1989, as amended as of April 30, 1997 (as so amended, the "Original Agreement"), is executed by and among LINCOLN NATIONAL LIFE INSURANCE COMPANY ("Lincoln National"), a life insurance company organized under the laws of the State of Indiana, on behalf of itself and SEPARATE ACCOUNT H OF THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (the "Account"), a separate account established by Lincoln National pursuant to the Indiana Insurance Code, and AMERICAN VARIABLE INSURANCE SERIES (the "Series"), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts (collectively, the "Parties").

                                  WITNESSETH:

     WHEREAS, the Original Agreement provides for the purchase and sale of shares of the funds of the Series by the Account in connection with the American Legacy II and American Legacy III variable annuity contracts; and

     WHEREAS, the Parties desire to amend the Original Agreement to provide for the purchase and sale of shares of the funds of the Series by the Account in connection with additional variable annuity contracts as agreed by the Parties from time to time;

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions contained herein and in the Original Agreement, and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lincoln National, the Account and the Series hereby agree as follows:

     1. Shares. Shares of each fund of the Series shall be made available to the Account to fund the variable annuity contracts listed on Schedule I attached to this Amendment, as such schedule may be amended from time to time, subject to the same terms and conditions as set forth in the Original Agreement.

     2.   Defined Terms. Unless the context otherwise requires, all references
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in the Original Agreement to the "Contracts" shall include the variable annuity contracts listed in Schedule I attached to this Amendment.

     3.   Counterparts. This Amendment may be executed in two or more
          ------------
counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts taken together shall constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be duly executed and attested as follows:

                                     The Lincoln National Life Insurance Company on behalf of itself and Separate Account H of the Lincoln National Life Insurance Company



Attest:                              By:


                                     American Variable Insurance Series



Attest:                       By:

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                                  Schedule 1
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Variable Annuity Contracts:

American Legacy II

American Legacy III

American Legacy Shareholder's Advantage

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